UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 9, 2014

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

On June 9, 2014, Patrick Industries, Inc. (“Patrick” or the “Company”) issued a press release (the “Press Release”) announcing the completion of the acquisition of the businesses and certain assets of Bremen and Elkhart, Indiana-based Precision Painting, Inc., Carrera Custom Painting, Inc., Millennium Paint, Inc., and TDM Transport, Inc. (collectively, the “Precision Painting Group”). The Precision Painting Group is comprised of three full service exterior full body painting operations that also offer interior refurbishing and painting for both OEMs and existing recreational vehicle and fleet owners, and a transportation operation that services their in-house customers. The Precision Painting Group, in the aggregate, has projected 2014 annual revenues of approximately $28 million.

Patrick will continue to operate the businesses on a stand-alone basis under the Precision, Carrera and Millennium brand names in their existing facilities. The net purchase price of approximately $9.7 million was funded under the Company’s existing credit facility and includes the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment. The Company expects the acquisition to be immediately accretive to 2014 net income per share.

A copy of the Press Release is furnished herewith as Exhibit 99.1.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1      Press Release issued June 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: June 13, 2014	By:	/s/ Andy L. Nemeth
Andy L. Nemeth
Executive Vice President – Finance and
Chief Financial Officer